Exhibit 10.1
SoFi Technologies, Inc.
Executive Severance Plan
1. Establishment of Plan. SoFi Technologies, Inc., a Delaware corporation, is establishing this Executive Severance Plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Executives of the Company or the Applicable Subsidiary who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. Unless otherwise indicated by the Board, this Plan supersedes any and all severance plans, separation policies, and practices applicable to Covered Executives that are in effect before the Effective Date with respect to any termination of employment; provided, that with respect to any Covered Executive that is entitled to severance and/or benefits under an employment agreement, offer letter, or other individual agreement (“Individual Entitlement”), any such Covered Executive shall continue to be eligible for such Individual Entitlements, it being understood that (i) if the Plan provides for severance or termination benefits that are greater than such Individual Entitlements, the Covered Executive shall be entitled to receive such greater amounts as are provided under the Plan and (ii) in no event shall any such Covered Executive be entitled to duplicative severance or termination benefits under both the Plan and such Individual Entitlement, as determined in the sole discretion of the Board. For the avoidance of doubt, regardless of whether a Covered Executive receives benefits through the Plan or an Individual Entitlement, receipt of such amounts shall be subject to the terms of the Plan unless otherwise determined by the Company and agreed to by the Covered Executive. For the avoidance of doubt, in no event will a Covered Executive be entitled to severance pay and benefits under both written severance arrangements between the Company or an Applicable Subsidiary and a Covered Executive and the severance pay and benefits provided under this Plan.
2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Executives will receive the separation benefits described herein if employment with the Company or the Applicable Subsidiary (or their successor in a Sale Event (as defined below)) terminates under the circumstances specified herein. The separation benefits paid under the Plan are intended to assist Covered Executives in making a transition to new employment and are not intended to be a reward for prior service with the Company or the Applicable Subsidiary.
3. Definitions. For purposes of this Plan,
(a) “Applicable Subsidiary” means an entity that is a wholly-owned subsidiary of the Company.
(b) “Base Salary” shall mean, for any Covered Executive, such Covered Executive’s base rate of pay (as of the Date of Termination or the date immediately following the Sale Event, whichever is greater), exclusive of any bonuses, commissions, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.
(c) “Board” shall mean the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.
(d) “Cause” shall mean any of the following acts or omissions: (i) the Covered Executive’s willful failure to perform his or her duties and responsibilities to the Company or the Applicable Subsidiary, (ii) the commission by the Covered Executive of any act of fraud, embezzlement, material dishonesty or other misconduct that is detrimental to the Company, its affiliates or the Applicable Subsidiary or that otherwise has caused or would reasonably be expected to result in material injury or harm to the Company or its affiliates, (iii) the unauthorized use or disclosure by the Covered Executive of any proprietary information or trade secrets of the Company or any party to whom an obligation of nondisclosure is owed, (iv) a material breach by the Covered Executive of any obligations under any written agreement or covenant with the Company, or (v) any act deemed to constitute “cause” under a written agreement with the Company or its affiliates and the Covered Executive, in each case, whether or not such act or omission led to a termination of service and regardless of whether such act or omission was discovered prior to such termination of service.
(e) “Date of Termination” shall mean the last day of the Covered Executive’s employment with the Company or Applicable Subsidiary.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.
(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(h) “Company” shall mean SoFi Technologies, Inc. or, following a Sale Event, any successor thereto.
(i) “Covered Executives” shall mean the Company’s Chief Executive Officer, the Chief Financial Officer and any other Executive Staff member who is designated as a Covered Executive by the Board who are eligible to receive separation benefits under the Plan as provided in Sections 7 and 8 hereof. Any person who is classified by the Company or Applicable Subsidiary as an independent contractor or third-party employee is not eligible for separation benefits provided under the Plan even if such classification is modified retroactively.
(j) “Covered Termination” shall mean a termination by the Company or Applicable Subsidiary of the Covered Executive without Cause. For the avoidance of doubt, if the business of the Applicable Subsidiary as to which the Covered Executive’s employment then relates is sold or spun off, and the Covered Executive continues employment by operation of law or is offered continued employment with the successor entity or one of its affiliates, the Covered Executive shall not be deemed to have experienced a Covered Termination solely as a result of such sale or spin-off. Similarly, if the Covered Executive is transferred to another entity in the Company’s group without an interruption in service, the Covered Executive shall not be deemed to experience a Covered Termination solely by virtue of such transfer.
(k) “Effective Date” shall mean August 5, 2024.
(l) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(m) “Executive Staff” shall mean any person who (i) served in a Company role that reports directly to the Company’s Chief Executive Officer and (ii) is either an executive vice president in charge of a group of business units, is a division or function chief executive, or is an officer who performs a policy making function.
(o) “Sale Event” shall have the meaning set forth in the Company’s 2021 Stock Option and Incentive Plan, as amended.
4. Eligibility for Severance Benefits. A Covered Executive is entitled to receive separation benefits under the Plan if such Covered Executive (i) experiences a Covered Termination and (ii) complies with the other terms and conditions of this Plan, including without limitation, Section 6.
5. Ineligibility for Severance Benefits. The following employees will not be eligible for separation benefits under the Plan, except to the extent specifically determined otherwise by the Plan Administrator: (a) an employee who is terminated for Cause; (b) an employee who retires, terminates employment as a result of an inability to performs his or her duties due to physical or mental disability with or without a reasonable accommodation or dies; (c) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; or (d) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Sale Event) is a member as defined in Sections 414(b) and (c) of Code.
6. Conditions to Separation Benefits.
(a) As a condition to the separation benefits in Sections 7 and 8, the Covered Executive must execute and return to the Company or Applicable Subsidiary a severance and release of claims or settlement agreement in the form provided by and satisfactory to the Company or its Applicable Subsidiary (the “Release Agreement”), and such Release Agreement must become binding, enforceable and irrevocable within the time provided in the release but in no event later than sixty (60) calendar days following termination of employment. The Release Agreement shall contain, among other things, a general release of claims by the Covered Executive in favor of the Company, a seven-business day revocation period (if required by applicable law to make the Release Agreement enforceable), the Covered Executive’s agreement to be bound by the Covered Executive’s existing noncompetition and other restrictive covenant obligations unless waived by the Company or Applicable Subsidiary, but without any requirement by the Company or Applicable Subsidiary to pay any garden leave pay; and the agreement of the Covered Executive not to disparage the Company and the

Applicable Subsidiary. Payments will begin in the first pay period beginning after the conditions in this Section 6 have been satisfied or as promptly as practicable thereafter, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Covered Executive’s employment ends, payments will not be made before the first payroll period of the subsequent year (the “Payment Date”). Notwithstanding the foregoing, the acceleration of vesting of the Equity Awards as contemplated by Section 8(d) below shall take immediate effect upon the Date of Termination; provided, however, that the Covered Executive agrees that the portion of such Equity Awards that shall have been accelerated pursuant to Section 8(d) (the “Accelerated Portion”) shall not be exercised or transferred prior to the date on which the severance conditions in this Section 6 have been satisfied, that any shares to be issued or retained under the Equity Awards will not be issued or retained prior to the date on which the conditions in this Section 6 have been satisfied and that if the conditions in this Section 6 have not been satisfied within the prescribed time period, then, as of such date, the Accelerated Portion shall be canceled and shall cease to be exercisable, shall be forfeited, or shall not be issued, as applicable on the basis of the type of Equity Award.
(b) In addition, as a condition of Covered Executive’s receipt of the separation benefits in Sections 7 and 8, the Covered Executive agrees to (i) reasonably cooperate with the Company and Applicable Subsidiary at their request in all matters relating to the winding up of the Covered Executive’s pending work on behalf of the Company or Applicable Subsidiary and the orderly transfer of such work to other employees of the Company or Applicable Subsidiary following any termination of employment, (ii) during the Severance Period or the Double Trigger Severance Period (each, as defined below), upon reasonable notice by the Company or Applicable Subsidiary, make himself/herself reasonably available to the Company or Applicable Subsidiary on an as-needed basis in connection with the orderly transition of the Covered Executive’s duties without receiving any additional compensation other than the separation benefits, and (iii) reasonably cooperate in the resolution of any dispute (including, without limitation, litigation of any action) involving the Company or Applicable Subsidiary that relates in any way to Covered Executive’s activities while employed by the Company or Applicable Subsidiary. The Company or Applicable Subsidiary shall reimburse the Covered Executive for all reasonable out-of-pocket expenses incurred by the Covered Executive in order to provide such cooperation.
(c) For purposes of Section 7 and Section 8, a Covered Executive’s title/role shall be such Covered Executive’s title/role immediately prior to the Covered Termination or, if (i) such Covered Executive’s title/role is changed in connection with a Sale Event, it shall be such Covered Executive’s title/role immediately prior to a Sale Event or (ii) during the twelve (12) months following a Sale Event, it shall be such Covered Executive’s highest title/role during such period.
7. Separation Benefits Not Related to a Sale Event. A Covered Executive who is entitled to separation benefits under this Plan and whose employment is terminated by the Company or Applicable Subsidiary without Cause, which termination (in either case) does not occur upon a Sale Event or during the twelve (12) month period following a Sale Event, shall be entitled to the following separation benefits:
(a) Salary Continuation. Continuation of such Covered Executive’s monthly Base Salary for twelve (12) months following the Date of Termination (the “Severance Period”) provided that if the Covered Executive commences new employment during such Severance Period, such severance payments shall end when the new employment begins.

(b) Health Benefits. The Company contributes to the cost of COBRA coverage on behalf of the Covered Executive and any applicable dependents for no longer than the Severance Period if the Covered Executive elects COBRA coverage, and only for so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health, dental and vision insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Executive commences new employment and is eligible for a new group health plan, the Company’s continued contributions to the cost of COBRA coverage shall end when the new employment begins.

(c) Bonus. Any annual bonus in respect to the year in which the Date of Termination occurs is subject to the achievement of applicable bonus criteria as determined by the Board. This bonus will apply until the Date of Termination and will be prorated by multiplying the annual bonus (if any) by a fraction, the numerator of which is the day in the calendar year on which the Date of Termination occurs, and the denominator of which is 365. This pro-rated annual bonus will be payable at the same time as annual bonuses, if applicable, are paid to the other officers of the Company or Applicable Subsidiary.

8. Sale Event Separation Benefits. A Covered Executive whose Covered Termination occurs upon a Sale Event or during the twelve (12) month period following the Sale Event shall be entitled to the following separation benefits:
(a) Salary Continuation. A lump sum payment equal to twelve (12) months (the “Double Trigger Severance Period”) of the Covered Executive’s monthly Base Salary .
(b) Health Benefits. The Company contributions to the cost of COBRA coverage on behalf of the Covered Executive and any applicable dependents for no longer than the Double Trigger Severance Period if the Covered Executive elects COBRA coverage, and only for so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health, dental and vision insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Executive commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward COBRA coverage shall end when the Covered Executive’s new employment begins.
(c) Bonus. A lump sum payment equal to 100% of the Covered Executive’s target bonus award for the year in which the Date of Termination occurs without regard to whether the performance goals applicable to such target bonus have been established or satisfied as of the Date of Termination.
(d) Equity. Notwithstanding the terms of any stock option agreement, restricted stock agreement or other stock award ( “Equity Awards”), all Equity Awards held by the Covered Executive on the Date of Termination (other than Equity Awards that vest on the basis of performance and do not provide solely for time-based vesting) shall become 100% vested upon the Release Effective Date.
9. Recoupment. If a Covered Executive fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company or its Applicable Subsidiary may require repayment to the Company or the Applicable Subsidiary, as applicable, of any benefits described in Sections 7 and 8 above that the Covered Executive has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator. Payment is due in cash or by check within 10 days after the Company or its Applicable Subsidiary provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7 and 8 above not yet received by such Covered Executive will be immediately forfeited. Further, and for the avoidance of doubt, any amounts payable to a Covered Executive under this Plan shall be subject to the Company’s Amended and Restated Compensation Recovery Policy.
10. Death. If a Covered Executive dies after the date of his or her Covered Termination but before all payments or benefits to which such Covered Executive is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Covered Executive prior to or in connection with such Covered Executive’s Covered Termination or, if no such beneficiary has been designated, to the Covered Executive’s estate unless otherwise required by applicable law. For the avoidance of doubt, if a Covered Executive dies during such Covered Executive’s Severance Period or the Double Trigger Severance Period, as applicable, Benefits Continuation will continue for the Covered Executive’s applicable dependents for the remainder of the Covered Executive’s Severance Period or the Double Trigger Severance Period, as applicable, unless otherwise required by applicable law.
11. Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income, social security, or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.
12. Section 280G. If any of the payments or benefits provided or to be provided by the Company or its affiliates to a Covered Executive hereunder or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Covered Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Covered Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). In addition, prior to making any such reduction, the Company may, in its discretion and subject to local law, impose certain noncompete requirements if such noncompete requirements would have the effect of reducing the value of any applicable parachute payments that would otherwise be subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The Covered Payments shall be reduced in a manner that maximizes the Covered Executive’s economic position, subject, however, to the requirement that any such reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
13. Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Covered Executive, nor the Company, nor the Applicable Subsidiary shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.
Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Covered Executives under this Plan:
(a) Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the Date of Termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.
(b) Notwithstanding any other payment provision herein to the contrary, so long as the Company or appropriately-related affiliates are publicly-traded, a Covered Executive will be deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, and each of the following shall apply:
(i) With regard to any payment that is considered ”non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Executive, and (B) the date of the Covered Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Executive in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered ”non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Executive shall pay the cost of such benefits during the Delay Period, and the Company or Applicable Subsidiary shall reimburse the Covered Executive, to the extent that such costs would otherwise have been paid by the Company or Applicable Subsidiary or to the extent that such benefits would otherwise have been provided by the Company or Applicable Subsidiary at no cost to the Covered Executive, the Company’s or Applicable Subsidiary’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.
(c) To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Covered Executive’s employment with the Company. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:
(i) To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan applied as though such payments commenced immediately upon the termination of Covered Executive’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Executive’s employment with the Company.
(ii) To the extent any such severance benefits to be provided are ”non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within sixty (60) days of the Date of Termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of Executive’s employment with the Company or Applicable Subsidiary falls in the calendar year following the calendar year containing the Date of Termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company or Applicable Subsidiary, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company or Applicable Subsidiary.
(d) The Company makes no representations or warranties and shall have no liability to any Covered Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.
14. Plan Administration.
(a) Plan Administrator. The “Plan Administrator” shall be the Board (or a delegated committee of the Board); provided, however, that the Board may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Sale Event. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.
The Plan Administrator can be contacted at, and any notices to the Company hereunder should be sent to, the following address:

SoFi Technologies, Inc.
234 1st Street, San Francisco, California 94105
Attn: Chief People Officer
(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.
The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.
15. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company and its affiliates shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Board or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.
16. Plan Not an Employment Contract. The Plan is not a contract between the Company or Applicable Subsidiary and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company or Applicable Subsidiary, or to interfere with the right of the Company or Applicable Subsidiary to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.
17. Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.
18. Non-Assignability. No right or interest of any Covered Executive in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.
19. Integration with Other Pay or Benefits Requirements. All the severance payments and benefits provided for in the Plan are the maximum benefits that the Company or its Applicable Subsidiary will pay to Covered Executives on a Covered Termination, except to the extent otherwise specifically provided in a separate written agreement executed by the Company or the Applicable Subsidiary and the Covered Executive which explicitly refers to this Plan. To the extent that the Company or the Applicable Subsidiary owes any amounts in the nature of salary in a statutory or contractually agreed notice period, bonus/other incentive pay, benefits, holiday pay, pay in lieu of notice, compensation for an agreed non-competition and/or non-solicitation (of customers or employees) covenant, severance benefits, statutory severance pay, termination indemnities, including compensation for unfair dismissal or on other grounds, or benefits under any employment agreement, offer letter, collective bargaining agreement, statute, local law, or other program, policy or plan of the Company or Applicable Subsidiary, or to the extent that any federal, state or local law, including, without limitation, so-called "plant closing” laws, requires the Company or Applicable Subsidiary to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan (or the other arrangement as determined by the Company) shall either be reduced or eliminated to avoid any duplication of payment. The benefits provided under this Plan are intended to partially or fully satisfy any and all statutory or contractual obligations that may arise out of an employee’s termination or resignation for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.
For the avoidance of doubt, under no circumstances will the Covered Executive be eligible to receive both the Sale Event Separation Benefits and the Separation Benefits Not Related to a Sale Event. Further, if the Covered Executive is jointly employed or deemed jointly employed by the Company and any Applicable Subsidiary or is employed or deemed employed by multiple entities in the Company’s group, to the extent eligible under this Plan, the Covered Executive shall only be entitled to receive the benefits under the highest title/role held and not duplicative benefits under multiple roles. In order to receive the benefits under this Plan, the Covered Executive’s Release Agreement will need to cover the Company and all Applicable Subsidiaries.
20. Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Sale Event that reduces or eliminates a Covered Executive’s severance benefits under the Plan shall be unanimously approved by the Board, including the Chief Executive Officer and (b) no such amendment, modification or termination may affect the rights of a Covered Executive then already receiving payments or benefits under the Plan without the consent of such person.
21. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of State of Delaware (without regard to conflict of law provisions) to the extent not preempted by federal law.